UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

UBL Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54955	27-1077850
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6701 Carmel Road, Suite 202

Charlotte, NC 28226

(Address of principal executive offices, including zip code)

704-930-0297

(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2015, the Company entered into a Fifth Amendment (the “Fifth Amendment”) to certain transaction documents (the “Purchase Agreements”) pursuant to which three investors (the “Lenders”) had lent funds to the Company in exchange for secured convertible promissory notes (the “Notes”) and warrants. Pursuant to the terms of the Fifth Amendment, the Lenders agreed to extend the maturity dates on the Notes from January 31, 2015 to June 25, 2015 and waive the prohibition against the Company’s prepayment of the Notes. The Lenders also agreed to suspend their rights to convert any outstanding portions of the Notes through June 25, 2015. The Company cannot, however, guarantee that it will be able to prepay the Notes by June 25, 2015.

As consideration for the Fifth Amendment, the Company agreed to issue 500,000 shares of its common stock in the aggregate to the Lenders on a pro rata basis, such shares to be delivered within twenty (20) days of the execution of the Fifth Amendment. The Company also acknowledged and confirmed that, pursuant to Section 7.2 of the Purchase Agreements, the principal amount of each of the Notes would be increased by 20% of the original principal amount to reflect an increase with respect to a Mandatory Redemption Payment (as defined in the Purchase Agreements).

The foregoing is a summary of the material terms of the Fifth Amendment. This summary is subject to, and is qualified in its entirety by, reference to the Fifth Amendment that is filed as an exhibit to this Report and incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosures are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

10.1	Fifth Amendment dated March 27, 2015 to Transaction Documents dated as of July 19, 2013 and Subscription Agreement dated as of July 19, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBL INTERACTIVE, INC.

Date: April 1, 2015	By:	/s/ Doyal Bryant
	Name:	Doyal Bryant
	Title:	Chief Executive Officer

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